Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 10, 2013
Registration Statement Nos. 333-187623,
333-187623-01 and 333-187623-02

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2013-3 & SERIES 2013-4 INVESTOR ROADSHOW JUNE 2013

1 Free Writing Prospectus Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

2 AGENDA •Floorplan Transaction •Floorplan Master Trust •Ford and Ford Credit Business •Servicing and Risk Management •Appendix

3 FLOORPLAN TRANSACTION

4 Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Credit Agricole Securities (USA) Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust, N.A. Backup Servicer Wells Fargo Bank, N.A. TRANSACTION PARTICIPANTS AND POTENTIAL TIMING Expected Key Dates Item Monday, June 10 Announce Transaction Tuesday, June 11 Price Transaction Tuesday, June 18 Settlement Date June 2013 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Expected Key Dates

5 TRANSACTION STRUCTURE – SERIES 2013-3 Capital Structure Series 2013-3 2 Year Fixed/Float Allocation* Expected Ratings S&P Fitch Class A notes (A1 and A2) 76.50% AAA AAA Class B notes 3.50% AA AA Class C notes 5.00% A A Class D notes 3.00% BBB BBB Subordination Factor 12.00% Total 100.00% Cash Reserve 0.88% Total Class A Enhancement 24.38% •Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread: As a percent of the required pool balance allocated to the series Subordination Factor will increase by 4 ppts or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage * ** Class A1 and A2 Notes Size Sized to demand Payment Type Fixed / Float Benchmark Interpolated Swaps/ 1M Libor Expected Final June 15, 2015 Legal Final June 15, 2017 ERISA Eligible Yes Method of Distribution Public Payment Rate Trigger 25% payment rate layer is breached **

6 TRANSACTION STRUCTURE – SERIES 2013-4 Capital Structure Series 2013-4 5 Year Fixed/Float Allocation* Expected Ratings S&P Fitch Class A notes (A1 and A2) 76.50% AAA AAA Class B notes 3.50% AA AA Class C notes 5.00% A A Class D notes 3.00% BBB BBB Subordination Factor 12.00% Total 100.00% Cash Reserve 0.88% Total Class A Enhancement 24.38% •Enhancement provided by subordinated notes, required subordinated amount, required reserve account and excess spread: As a percent of the required pool balance allocated to the series Subordination Factor will increase by 4 ppts or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage * ** Class A1 and A2 Notes Size Sized to demand Payment Type Fixed / Float Benchmark Interpolated Swaps/ 1M Libor Expected Final June 15, 2018 Legal Final June 15, 2020 ERISA Eligible Yes Method of Distribution Public Payment Rate Trigger 25% payment rate layer is breached **

7 FLOORPLAN MASTER TRUST

8 FORD CREDIT FLOORPLAN OVERVIEW •Ford Credit has been financing dealer vehicle inventory since 1959 •Ford Credit provides financing for about 80%* of Ford and Lincoln dealer inventory, or approximately 2,700 dealers •Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold •Ford Credit regularly audits dealer inventory and sales records by VIN to verify each receivable is paid following the sale of the financed vehicle •Ford Credit’s underwriting of dealers is independent of Ford; however, its access to dealer information through the Ford relationship significantly enhances its ability to manage risk •Ford Credit’s risk management practices have contributed to very low losses * Excluding fleet dealer sales

9 •Ford Credit has had a publicly registered floorplan securitization program for over 20 years •The current Trust was established in 2001 using a master trust structure similar to a revolving credit card securitization trust •Over 91%* of Ford Credit’s total floorplan portfolio is designated to the Trust •The Trust regularly issues: –Publicly registered and Rule 144A term notes –Privately placed term and variable funding notes TRUST OVERVIEW * As of March 31, 2013

10 PERFORMANCE OVERVIEW •Ford Credit’s floorplan portfolio has experienced very low losses -- primarily a function of strong risk management practices and servicing: –Continuous dealer monitoring of: .Financial health .Payment performance .Vehicle collateral status –Ford Credit’s servicing and risk management actions intensify as dealer risk increases –Proprietary risk rating assessment and behavioral scoring models –Leveraging access to dealer information through Ford relationship

11 0.000%0.000%0.000%0.000%0.000%0.000%0.000% 20082009201020112012Mar-12YTDMar-13YTD 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 60% Mar-08Sep-08Mar-09Sep-09Mar-10Sep-10Mar-11Sep-11Mar-12Sep-12Mar-13Payment RatePayment rate triggers 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Dec-08 Dec-09 Dec-10 Dec-11 Dec-12 Mar-13 Percent of Principal Balance Other*** Group IV Group III Group II Group I PERFORMANCE OVERVIEW 0.151% 0.353% -0.087% -0.021%-0.025% -0.055% -0.009% 20082009201020112012Mar-12YTDMar-13YTD No Trust losses realized -- although not required, elected to remove receivables from accounts classified as status 73 120 143 Memo: Days Supply** * See Appendix - Loss Experience slide footnotes ** Estimated days supply derived from payment rate *** Other includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer; see slide 27 for definitions of dealer risk ratings Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance (1)(2)(3)* Trust Net Losses (Recoveries) as a Percent of Average Principal Balance (3)(5)(6)(7)* 3 Month Average of Monthly Principal Payment Rate U.S. Floorplan Portfolio Dealer Risk Ratings

FORD CREDIT

STRUCTURE OVERVIEW



% of Receivable Balance
Class A Notes ("AAA")
76.5%
Class B Notes ("AA")
3.5%
Class C Notes ("A")
5.0%
Class D Notes ("BBB")
3.0%
Subordinated Interest Amount
12.0%
Reserve Account
0.9%
Excess Spread (per annum)
Total Class A Enhancement ~24.4%

- Credit enhancement in our floorplan securitization program includes:
  - Subordination of junior notes
  - Required subordinated amount
  - Cash reserve
  - Excess spread
- The structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limit

	Concentration Limit	Incremental Subordination * ($Mils.)
Ineligible receivables	n/a	$ 22.5
Dealer concentration (5% for AutoNation)	2%	0.0
Used vehicle concentration	20%	0.0
Fleet concentration	4%	0.0
Medium/Heavy truck concentration	2%	0.0
Manufacturer concentration (2% and 6% for lower rated manufacturers)	10%	0.0
Total:		$ 22.5

* As of March 31, 2013

12

13 OUTSTANDING SERIES* Private VariableLegacy PublicCurrent PublicFunding Notes Term Structures Term Structure Series2006-1, 2010-4, 2012-32010-2, 2010-3, 2010-5, 2011-12011-2, 2012-1, 2012-2, 2012-4, 2012-5, 2013-1, 2013-2Amount Outstanding ($Bils.) $ 0.7 $ 2.9 $ 7.4 Senior Hard Enhancement Class A Notes25.75%25.88% - 29.81%24.38% Maturity RangesApr '13 - Mar '14Sept '13 - Feb '15Sept '13 - Mar '20 •Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity –Capacity $3.6 billion •Legacy public structures reflect evolving rating agency criteria, changes to subordination structure, and introduction of payment rate step-up trigger - Total Funding:11.0$ - Total Assets:16.0$ - Unfunded Assets:3.2$ Trust Balance ($Bils.) * As of March 31, 2013

14 KEY TRIGGERS Amortization Triggers •Average monthly principal payment rate for the three preceding collection periods is less than 21% •The cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months •The available subordinated amount is less than the required subordinated amount •Bankruptcy of a depositor, Ford or Ford Credit (Chapter 7 or Chapter 11) Enhancement Step-Up Trigger •Payment rate trigger layer of 25% •Subordination factor steps up 4 percentage points or reserve fund increases by same amount as required subordination increase if trigger is breached

15 BREAKEVEN ANALYSIS FOR CLASS A NOTES S&P Class A notes stress scenarios based on stated methodology detailed in S&P’s FORDF Series 2013-3 presale report; assumes all remaining vehicles liquidate at a 50% severity rate at month 7 Annualized Monthly Principal Payment Rate (MPR) 32% 44% 0% 10% 20% 30% 40% 50% Mar-07 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Loss Performance Stress Scenario Loss Performance * Historical Portfolio Annual Net Loss Performance Memo: Note Balance: 100% 71% 51% 37% 27% 20% 15% 0% 22.5% 12.5% 0% 10% 20% 30% 40% 50% 60% 70% Mar-07 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 MPR Performance 3m Avg. Credit Enhancement Step-up Trigger 3m Avg. Early Amortization Trigger Stress Scenario MPR Performance * 0 1 2 3 4 5 6 7 Lowest MPR: 28.9% (November 2008) Historical Portfolio MPR Highest Annual Loss: 0.35% (FY2009) ** ** Loss Stress Scenario * ** 0 1 2 3 4 5 6 7 6-month stress period

16 FORD AND FORD CREDIT BUSINESS

17 2013 FIRST QUARTER SUMMARY * See Appendix 1 for reconciliation to GAAP Ford* •Total Company pre-tax profit of $2.1 billion and $1.6 billion of net income; positive Automotive operating-related cash flow •Best quarterly profit in North America in more than a decade, a small profit in Asia Pacific Africa; losses in Europe and South America •Raised $2.0 billion of 30-year debt and contributed $1.8 billion to our worldwide funded pension plans •Ended the quarter with Automotive net cash of about $8 billion and liquidity of about $35 billion Ford Credit •Strong pre-tax profit of $507 million •Managed receivables ended the quarter at $94 billion •Credit losses remain near historic lows •On track to complete Full Year funding plan •Ended the quarter with about $20 billion of available liquidity

18 FORD CREDIT FUNDING HIGHLIGHTS •Funding plan on track with $8 billion of public term funding completed in the First Quarter, including: –U.S. and European unsecured debt transactions totaling about $3 billion –U.S. and Canada public asset-backed transactions totaling about $5 billion •Ended the quarter with $31 billion of committed capacity •Key elements of our funding strategy remain unchanged and our liquidity remains strong

19 Year End 2011 Year End 2012 Year End 2013 Fcst. Securitized Funding as Percentage of Managed Receivables 55% 48% 46% 42-47% Q1 2013 Funding of Managed Receivables (Bils.) Equity Asset-Backed Commercial Paper** Term Asset-Backed Securities** Term Debt and Other Cash, Cash Equivalents and Marketable Securities*** Ford Interest Advantage* $95-105 $37-42 $45-49 $10-11 $8-10 $4-5 $5-6 $85 $40 $9 $12 $36 $7 $5 $91 $37 $10 $11 $42 $6 $5 Unsecured Commercial Paper ~$2 $2 * The Ford Interest Advantage program consists of our floating rate demand notes ** Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements *** Excludes marketable securities related to insurance activities $94 $37 $10 $10 $44 $6 $5 $2 FORD CREDIT FUNDING STRUCTURE

20 FORD CREDIT GLOBAL PUBLIC TERM FUNDING PLAN Unsecured $ 8 $ 9 $ 7 – 10 $ 3 Securitizations** 11 14 10 – 14 5 Total $ 19 $ 23 $ 17 – 24 $ 8 Forecast (Bils.) 2011 Actual (Bils.) 2012 Actual (Bils.) YTD Actual* (Bils.) 2013 * Includes transactions scheduled to settle through April 24, 2013 ** Includes Rule 144A offerings

21 FORD CREDIT LIQUIDITY PROGRAMS * FCAR and Conduits subject to availability of sufficient assets and ability to obtain derivatives to manage interest rate risk; FCAR commercial paper must be supported by bank lines equal to at least 100% of the principal amount; conduits include committed securitization programs ** Cash, cash equivalents, and marketable securities (excludes marketable securities related to insurance activities) *** Securitization cash is to be used only to support on-balance sheet securitization transactions Committed Capacity $31.2 billion Dec. 31, Mar. 31, 2012 2013 (Bils.) (Bils.) Liquidity Sources* Cash** $ 10.9 $ 9.6 Unsecured Credit Facilities 0.9 0.9 FCAR Bank Lines 6.3 6.3 Conduit / Bank ABS 24.3 24.0 Total Liquidity Sources $ 42.4 $ 40.8 Utilization of Liquidity Securitization Cash*** $ (3.0) $ (3.1) Unsecured Credit Facilities (0.1) (0.6) FCAR Bank Lines (5.8) (5.7) Conduit / Bank ABS (12.3) (9.7) Total Utilization of Liquidity $ (21.2) $ (19.1) Gross Liquidity $ 21.2 $ 21.7 Capacity in Excess of Eligible Receivables (1.5) (1.5) Liquidity Available For Use $ 19.7 $ 20.2

22 TOTAL COMPANY 2013 PLANNING ASSUMPTIONS AND KEY METRICS Guidance Unchanged. Expect Strong Results For 2013 As We Continue To Invest For The Future First Qtr. 2013 Results 2012 Results Full Year 2013 Plan Outlook Planning Assumptions (Mils.) Industry Volume* -- U.S. -- Europe** -- China Operational Metrics Compares with Prior Year: - Market Share -- U.S. -- Europe** -- China*** - Quality Financial Metrics Compared with Prior Year: - Total Company Pre-Tax Profit (Bils.)**** - Automotive Operating Margin**** - Automotive Operating-Related Cash Flow (Bils.) 15.6 13.3 20.7 15.9% 7.7 3.6 $ 2.1 5.2% $ 0.7 14.8 14.0 19.0 15.2% 7.9 3.2 $8.0 5.3% $3.4 Mixed Mixed 15.0-16.0 13.0-14.0 19.5-21.5 Higher About Equal Higher Improve About Equal About Equal/Lower Higher Unchanged 13.0-13.5 Unchanged * Includes medium and heavy trucks ** The 19 markets we track *** Includes ford and JMC brand vehicles produce in China by unconsolidated affiliates **** Excludes special items; Automotive operating margin defined as Automotive pre-tax operating profit, excluding Other Automotive, divided by Automotive Revenue

23 SERVICING AND RISK MANAGEMENT

24 FORD CREDIT’S VALUE PROPOSITION •Automotive specialist with vested interest in Ford dealer success •Training and consulting •Consistent market presence •Fast, flexible, quality service •Full array of products •Incremental vehicle sales (Spread of business and customer relationship management) FO_RGBMore products, faster •Higher customer satisfaction and loyalty •Profits and dividends •Trusted brand •Access to dealer channel Dealers Ford_Credit

25 Description: Description: Description: Description: FC_ModUn_Color_R01•Structure –Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations –Many dealers use a holding company structure similar to the one shown here. In most cases, Ford Credit obtains guarantees at all levels of ownership •Collateral –The financed vehicles are the primary collateral for dealer floorplan loans –For most dealers, Ford Credit also obtains personal guarantees and secondary collateral* in the form of additional dealer assets, including dealer adjusted net worth and real estate equity –Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans TYPICAL DEALER STRUCTURE Assets •Stocks, bonds, cash •Non-dealer real estate •Other assets, for example, boat, plane, jewelry and furniture Assets •Unfloored used inventory •Furniture, fixtures, parts, accessories and equipment •Dealer net worth Assets • Land • Buildings Personal guarantees from most dealers Dealer Principal Secondary Collateral Holding Company Real Estate Holding Company Dealer (Borrower) Secondary Collateral Secondary Collateral Primary Collateral •Financed new and used vehicles * Secondary collateral is used in assessing the creditworthiness of a dealer; however, it is not used in assignment of risk group

26 UNDERWRITING AND CREDIT REVIEW PROCESS •A dealer seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information •Ford Credit performs a thorough review of the dealer’s: –Business, legal and operations structure including number of manufacturer franchises –Credit information –Financial statements or tax returns –Bank references –Types of vehicles included in the dealer’s inventory and any specialty services provided for certain types of vehicles or customers, such as fleet •Ford Credit evaluates the dealer’s marketing capabilities, financial resources and the amount and types of financing requested •The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business •Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the same process utilized to evaluate new dealer account originations

27 DEALER RISK RATING ASSESSMENT •Ford Credit uses a proprietary scoring model to evaluate new dealer account originations, perform ongoing credit reviews of dealers and assign risk ratings to dealers •Dealer risk ratings are categorized into groups •Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance •Risk rating is based on the dealer and does not take into account the personal guarantees or net worth of the owners •Origination scoring model is validated regularly to ensure the integrity and performance of the model and is updated if necessary Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

28 DEALER BEHAVIORAL ASSESSMENT •Ford Credit uses a proprietary behavior scoring model, Monthly Accounts Review (MAR), to assess each dealer monthly –MAR rating directs the intensity and frequency of our dealer monitoring and controls •Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s near-term ability to meet its financial obligations –MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization •MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate •MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary

29 DEALER MONITORING STRATEGY Liquidation Monitor Dealers Watch Report Status MAR directed action plans Monitor .Payoffs .Aged Inventory .Overline Report .Financial Statements Monthly Accounts Review .Assess dealer risk and determine action plans Dashboard – Medium to Low Risk .Trigger based action plans Watch Report – Medium to High Risk .Formal review of action plans and results presented to senior management (plans may include accelerated physical audits) Intensive Care Unit (ICU) – High Risk .More experienced risk team .Increased intensity surrounding action plans and timelines Status .On-site control .Focus on asset protection Liquidation .Focus on loss mitigation .Risk Rating .Credit File Review .Dashboard Trend Report No Further Action Monthly Accounts Review (MAR) Dashboard ICU

30 INVENTORY AUDITS •A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits –Ford Credit engages a vendor to perform on-site vehicle inventory audits .Size of an audit team varies based on dealer locations and complexity .All dealer locations are typically audited same day –Dealer generally does not receive advance notice –Strict restrictions on how often the same auditor may lead a dealer’s audit –Ford Credit reconciles each audit daily –Immediate payment is required for any sold vehicle –Ford Credit maintains a robust quality assurance process to monitor the vendor’s performance

31 CAPTIVE FINANCE COMPANY BENEFITS •Integrated Systems Enable Real Time Controls •Other captive finance company benefits: –Access to monthly dealer financial statements allows monitoring of dealer financial strength –Aligned sales, production and inventory objectives between Ford and Ford Credit –Dealer monitoring by both Ford and Ford Credit –Joint Ford and Ford Credit discussions with dealers on various aspects of the business –Comparative dealership benchmarking between dealerships of like size or in similar markets 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: -Warranty registration -Manufacturer incentives 2. 3.

32 FORD CREDIT ACTIONS •If Ford Credit discovers any issues when monitoring a dealer, it may: –Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit –Review curtailment options and advance rates –Suspend credit lines –Verify cash balances and organizational structure –Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) –Meet with owners/guarantors –Increase risk rating to trigger more extensive monitoring –Discuss with the Ford or Lincoln sales division to ensure an aligned approach

33 STATUS DEALER PROCEDURES •A dealer status is declared when: –Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit –Dealer fails to pay principal or interest –Dealer bankruptcy –Any other circumstances arise that warrant immediate action •Once a status is declared Ford Credit may then: –Suspend credit lines –Maintain Ford Credit personnel on site –Collect titles and keys –Secure dealer inventory –Issue payment demand letters –Obtain liens on property of guarantors –Increase the dealer’s floorplan interest rate •If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: –Liquidate vehicles and any available secondary collateral to obtain greatest value –Continue collection efforts against personal and corporate guarantors •Should liquidation be necessary, inventory is disposed through the following channels: –Transfer of vehicles to other dealers –Repurchase by manufacturer and redistribution to other dealers –Sale of vehicles at auction

APPENDIX

AUTOMOTIVE SECTOR GROSS CASH RECONCILIATION TO GAAP APPENDIX 1 Mar. 31,Dec. 31,Mar. 31,201220122013(Bils.)(Bils.)(Bils.) Cash and cash equivalents7.3$ 6.2$ 6.0$ Marketable securities15.8 18.2 18.2 Total cash and marketable securities23.1$ 24.4$ 24.2$ Securities in transit*(0.1) (0.1) - Gross cash23.0$ 24.3$ 24.2$ *The purchase or sale of marketable securities for which the cash settlement was not made by period end and forwhich there was a payable or receivable recorded on the balance sheet at period end

FORD CREDIT

FLOORPLAN PORTFOLIO PERFORMANCE

Loss Experience of Ford Credit's Dealer Floorplan Portfolio

		Three Months Ended March 31,		Year ended December 31,				
		2013	2012	2012	2011	2010	2009	2008
				(Dollars in Millions)				
Ford Credit Portfolio	Average principal balance (1)	$16,808	$ 13,874	$13,800	$12,199	$11,556	$10,434	$15,280
	Net losses (recoveries) (2)	$ (0.4)	$ (1.9)	$ (3.5)	$ (2.6)	$ (10.1)	$ 36.8	$ 23.1
	Net losses/average principal balance (3)	-0.009%	-0.055%	-0.025%	-0.021%	-0.087%	0.353%	0.151%
	Liquidations (4)	$23,079	$ 19,811	$82,420	$76,266	$72,326	$58,406	$68,163
	Net losses (recoveries)/liquidations	-0.002%	-0.010%	-0.004%	-0.003%	-0.014%	0.063%	0.034%
Trust	Net losses/average principal balance (3) (5) (6) (7)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

1) For periods ending after September 30, 2011, average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated. For periods prior to September 30, 2011, average principal balance for each period indicated is the average of the average principal balances for each month in such period based on the average of the daily principal balances for such month.
2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in such assets, the net losses experienced by the trust may be higher.
3) For the non-annual periods, the percentages are annualized.
4) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.
5) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.
6) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.
7) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for such period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

Note: Recent period recoveries are a result of enforcement actions against prior year status dealers

APPENDIX 2

FLOORPLAN FINANCE TERMS •Advance rates –New (untitled) vehicles – 100% of invoice amount, including destination charges and dealer holdback –Auction vehicles – auction price plus auction fee and transportation costs –Used vehicles – up to 100% of wholesale value (trade publications) •Floorplan interest rate –New vehicles* – prime rate plus generally 1.50% –Used vehicles – prime rate plus generally 1.75% –Floorplan rates are not risk based •In-transit vehicle adjustment fee ** –Prime rate plus 0.30% •Payment terms –Principal due generally upon sale of related vehicle –Interest and other administrative charges are billed and payable monthly in arrears •Credit lines –New vehicle lines *** .Based on a 60-day vehicle supply .Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns. Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels –Used vehicle lines .Based on a 30- to 45-day vehicle supply depending on dealer risk rating .Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval •Curtailment terms – Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle –The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles –Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority * Certain vehicles are financed at new vehicle rates including demonstrator, service loaner and program vehicles ** In-transit floorplan receivable is created at gate release *** New floorplan receivable is created on the date the vehicle is delivered to the dealer APPENDIX 3

$4$6$8$10$12$14$16Mar-08Mar-09Mar-10Mar-11Mar-12Mar-13BillionsWholesale Trust Balance(excluding EFA) Required Pool Balance FLOORPLAN TRUST BALANCE *Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) Note: As of March 31, 2013 the Trust balance was $15.97 billion Cash funding required as a result of low Trust balance* APPENDIX 4

FLOORPLAN TRUST LEGAL STRUCTURE Ford Credit Floorplan LLC (Depositor) The Bank of New York Mellon (Indenture Trustee) Ford Credit Floorplan Corp. (Depositor) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Motor Company Wells Fargo Bank, N.A. (Back-up Servicer) Ford Credit Floorplan Master Owner Trust A (Issuer) Outstanding Series APPENDIX 5

SAFE HARBOR -- FORD MOTOR CREDIT COMPANY LLC •Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors; •Decline in Ford's market share or failure to achieve growth; •Lower-than-anticipated market acceptance of Ford's new or existing products; •Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States; •An increase in or continued volatility of fuel prices, or reduced availability of fuel; •Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; •Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; •Adverse effects resulting from economic, geopolitical, or other events; •Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions; •Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); •Single-source supply of components or materials; •Labor or other constraints on Ford's ability to maintain competitive cost structure; •Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; •Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); •Restriction on use of tax attributes from tax law "ownership change;" •The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; •Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/ or sales restrictions; •Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; •A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); •Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments; •Inherent limitations of internal controls impacting financial statements and safeguarding of assets; •Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier; •Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; •Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; •Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; •Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and •New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions. Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional discussion of these risk factors, see Item 1A of Part I of our 2012 10-K Report as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. APPENDIX 6